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                                                                    EXHIBIT 5.13


                       THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                          Los Angeles, California 90071



June 15, 1997


Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

        As you know, we wish to retain Payden & Rygel to act as investment adviser to our newly created Payden & Rygel European Growth & Income Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us dated as of June 24, 1992, as heretofore amended, by adding the following paragraph:

        Payden & Rygel European Growth & Income Fund Series

        Annual Advisory Fees (as a percentage of average daily net assets) - 0.50% of the first $2 billion; and 0.40% of assets in excess of $2 billion.

        Operating Expense Limitation (as a percentage of average daily net assets) - Class A shares, 0.90%; Class B shares, 1.15%.

        In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

                                                   Very truly yours,


                                                   Joan A. Payden
                                                   President

AGREED:

PAYDEN & RYGEL

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